Exhibit 10.2

Exhibit B

PROMISSORY NOTE

$1,700,000.00	September , 2013

FOR VALUE RECEIVED, Agel Enterprises, Inc., a Delaware corporation (the “Company”), promises to pay Agel Enterprises, LLC, a Utah limited liability company (“Payee”), in lawful money of the United States of America, the principal amount of One Million Seven Hundred Thousand and no/100 Dollars ($1,700,000.00) together with simple interest on the unpaid principal balance of this Note at a rate equal to five percent (5.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.

This Note is issued by the Company pursuant to the terms and conditions of an Asset Purchase Agreement between Payee and the Company, dated effective even date herewith (the “Purchase Agreement”).

The following is a statement of the rights of Payee and the conditions to which this Note is subject, and to which Payee, by acceptance of this Note, agrees:

1.                                      Payments.

(a)                                 Principal and Interest. This Note shall bear interest at the rate of five percent (5%) per annum. The principal and interest of this Note shall be due and payable in sixty (60) monthly installments in the amount of $32,081.10 each, payable on the      day of each month beginning on October     , 2013 and with any remaining unpaid principal and interest being due on the fifth anniversary (the “Maturity Date”) of the date hereof (the “Issuance Date”).

(b)                                 Notwithstanding anything to the contrary in this Note or in the Purchase Agreement, this Note may be prepaid, in whole or in part, at any time, without premium or penalty.

2.                                      Subordination.

(a)                                 Subordination to Senior Indebtedness. The Company covenants and agrees, and Payee covenants and agrees, expressly for the benefit of the holders of Senior Indebtedness, that the cash payment of the principal of, and interest on, this Note and any other amounts pursuant to this Note or the Purchase Agreement are hereby expressly subordinate and junior to the prior payment and satisfaction in full of all Senior Indebtedness as set forth in this Section 2.

(b)                                 Suspension of Payments. Upon any dissolution, winding-up, voluntary or involuntary liquidation or reorganization of the Company (including any bankruptcy, insolvency, receivership proceeding, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company pursuant to any debtor relief laws), the Company shall not pay, and Payee shall not be entitled to receive, any additional amount in respect of the principal of, interest on or any other amounts payable pursuant to this Note or the Purchase Agreement unless and until the Senior Indebtedness shall have been paid and satisfied in full or otherwise completely discharged.

(c)                                  Payments to Senior Indebtedness. Upon any dissolution, winding up, voluntary or involuntary liquidation or reorganization of the Company, any payment or distribution of assets of the Company, whether in cash, property or securities, which Payee would be entitled to receive but for the provisions hereof shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representatives, ratably according to the aggregate amounts remaining unpaid on Senior Indebtedness held or represented by each, to the extent necessary to pay the Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness. This Section 2(c) defines the relative rights of the holders of the Senior Indebtedness and Payee.

(d)                                 Senior Indebtedness Default. No payment shall be made by the Company with respect to the principal of, or interest on, this Note if (i) a Senior Indebtedness Default shall have occurred and shall not have been cured or waived, (ii) a payment by the Company to or for the benefit of Payee could reasonably be expected to result, immediately after giving effect thereto, in a Senior Indebtedness Default, or (iii) full payment of all amounts then due for principal of, and interest on, Senior Indebtedness shall not then have been made or duly provided for. If, notwithstanding the foregoing, the Company shall make any payment prohibited by the preceding sentence, then, unless and until any such Senior Indebtedness Default shall have been cured or waived or shall cease to exist, such payment shall be deemed to be the property of the holders of Senior Indebtedness and shall be held in trust for the benefit of, and shall be paid over to, the holders of Senior Indebtedness as their respective interests may appear, to the extent necessary to pay in full all Senior Indebtedness then due, after giving effect to any concurrent payment to the holders of such Senior Indebtedness. During the existence of one or more of the circumstances described in (i), (ii), or (iii) above, the Company not making cash payments to Payee shall not be considered a default or breach of the Company’s Obligations to Payee, and Payee shall not have any right to institute any legal proceedings to enforce any payment of principal or interest then due on this Note or accelerate the Obligations hereunder.

(e)                                  Subordination Agreements. Payee agrees to execute and deliver from time to time after the Issuance Date for the benefit of any lender of the Company holding Senior Indebtedness any Subordination Agreement requested by such lender subordinating this Note and all of the Company’s Obligations hereunder to Senior Indebtedness held by such lender. In addition, Payee irrevocably appoints each executive officer of the Company as Payee’s attorney-in-fact, with full power of substitution, to execute and deliver any and all Subordination Agreements such attorney-in-fact, in his or her sole discretion, determines are reasonably necessary in order to subordinate this Note and all Obligations hereunder to any Senior Indebtedness; provided, however, Payee shall be given a reasonable opportunity to first execute and deliver such documents and instruments prior to the execution and delivery by an executive officer of the Company. The power of attorney granted pursuant to this section is coupled with an interest and will be irrevocable until this Note is paid in full.

3.                                      Events of Default. Subject to the terms of Section 2 of this Note, each of the following shall constitute an “Event of Default” under this Note:

(a)                                 Failure to Pay. The Company shall fail to pay any principal or interest payment under this Note on the date due and such payment shall not have been made within fifteen (15) business days of the Company’s receipt of written notice from or on behalf of Payee of such failure to pay; or

(b)                                 Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(c)                                  Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property of the Company, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, or the debts of the Company under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, and such proceeding shall not be dismissed or discharged within 90 days of commencement.

4.                                      Rights of Payee upon Default.

(a) Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 3(b) or 3(c)) and at any time thereafter during the continuance of such Event of Default, Payee may, by written notice to the Company, declare all outstanding Obligations hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 3(b) and 3(c), immediately and without notice, all outstanding Obligations hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Payee may exercise any other right power or remedy granted to it or permitted to it by law, either by suit in equity or by action at law, or both.

(b)                                 All rights of Payee under this Section 4 are expressly subject and subordinate to the provisions of Section 2, so that the provisions of Section 2 shall control and prevail in the event of any conflict with this Section 4.

5.                                      Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)                                 The term “Event of Default” has the meaning given in Section 3 hereof.

(b)                                 The term “Obligations” shall mean and include all indebtedness, loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Payee of every kind and description, now existing or hereafter arising, under or pursuant to the terms of this Note or the Purchase Agreement, including all principal, interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(c)                                  The term “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture, a trust or other entity or a governmental authority.

(d)                                 The term “Senior Indebtedness” means any and all obligations (including, but not limited to, principal, interest and fees) of the Company or any of its direct or indirect parent entities or subsidiaries, whether outstanding on the date hereof or hereafter created or incurred, on or relating to (i) any indebtedness for money borrowed or evidenced by bonds, notes, debentures or similar instruments, or indebtedness for money borrowed under any loan agreements, credit agreements, applications for or agreements of reimbursement of advances under letters of credit, open account, or overdraft, (ii) obligations arising under hedging agreements or in connection with bank products, (iii) indebtedness arising under a guaranty by the Company of indebtedness of others of the type referred to in the immediately preceding clause (i) or (ii), (iv) all deferrals, renewals, extensions, modifications, increases and refinancings of any such indebtedness and (v) any deferred purchase price (whether represented by a promissory note, earn-out, contractual obligation or otherwise) hereafter payable by the Company or any direct or indirect subsidiary of the Company in consideration, in whole or in part, to (A) one or more of the equity owners of a Person the equity of which is being acquired, in whole or in part, by the Company or any direct or indirect subsidiary of the Company and/or (B) any Person the assets of which are being acquired by the Company or any direct or indirect subsidiary of the Company.

(e)                                  The term “Senior Indebtedness Default” means the occurrence of a default or any event of default (or any event which, with the giving of notice or passage of time or both, would be a default or an event of default) with respect to any Senior Indebtedness, as default and/or event of default are defined therein or any instrument under which the same is outstanding.

(f)                                   The term “Subordination Agreement” means a subordination agreement, inter-creditor agreement or other agreement that a holder of Senior Indebtedness requires Payee to execute with respect to the payment of the Obligations.

6.                                      Miscellaneous.

(a)                                 Successors and Assigns; No Transfer of this Note Without the Company’s Prior Express Written Consent.

(i)             The rights and obligations of the Company and Payee shall be binding upon and benefit the successors, assigns, legatees, heirs, administrators and transferees of the parties.

(ii)          Neither this Note nor the rights or obligations hereunder may be transferred or assigned, in whole or in part, without the prior written consent of the Company.

(b)                                 Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and Payee.

(c)                                  Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to the Company and Payee at the respective address of each pursuant to the Purchase Agreement. All such notices and other communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with Federal Express or UPS for overnight delivery or (v) four days after being deposited in the U.S. mail, first class, with postage prepaid.

(d)                                 Payment. Payment of the outstanding principal of this Note shall be made in lawful tender of the United States. Payment of interest hereunder shall be made in lawful tender of the United States.

(e)                                  Usury. In the event any interest is paid or payable on this Note and is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall automatically be deemed a payment of principal and applied against the outstanding principal of this Note.

(f)                                   Expenses; Waivers. Subject to Section 2 hereof, if an Event of Default occurs under this Note, such Event of Default is not cured and continues and an action is instituted by or on behalf of Payee to collect this Note, then the Company promises to pay all reasonable and necessary costs and expenses, including reasonable attorneys’ fees and costs, incurred by Payee in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

(g)                                  Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas.

(h)                                 Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, Payee hereby waives, and the Company hereby waives, all rights to a jury trial of any claim or cause of action based upon or arising out of this Note. The parties agree that any litigation directly or indirectly relating to this agreement must be brought before and determined by a court of competent jurisdiction within Dallas, Texas, and the parties hereby agree to waive any rights to object to, and hereby agree to submit to, the jurisdiction of such courts.

(i)                                    Right of Offset.   This Note has been given by Company to Payee as consideration under the terms of the Purchase Agreement. In the event Company is entitled to indemnification from Payee pursuant to the terms of the Purchase Agreement Company will have the option of setting off all or any part of any Adverse Consequences (as defined in the Purchase Agreement) Company suffers by notifying Payee that Company is reducing the principal amount outstanding under this Note by the amount of such Adverse Consequences.

The Company has caused this Note to be issued as of the date first written above.

.	Agel Enterprises, Inc.

	By:	/s/ Kelly L. Kittrell
	Name:	Kelly L. Kittrell
	Title:	Chief Financial Officer

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